EXHIBIT 11



                      Consent of Independent Accounts



We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 17 to the registration statement on Form N-1A (the Registration Statement ) of our report dated January 24, 1997, relating to the financial statements and financial highlights of Bond Fund Series - Oppenheimer Bond Fund for Growth, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under heading Financial Highlights in such Prospectus.



/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

Rochester, New York
April 10, 1997